Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
AIG PARTNERS WITH BERKSHIRE HATHAWAY UNIT ON REINSURANCE AGREEMENT

• Agreement furthers strategy to optimize capital efficiency

•    Cedes 80% of reserve risk on substantially all U.S. Commercial long-tail exposures for accident years 2015 and prior, representing carried reserves of approximately $34 billion, net of discount as of January 1, 2016

• Maintains control of claims handling and commitment to serving our customers

NEW YORK, NY – January 20, 2017 – American International Group, Inc. (NYSE: AIG) today announced that it has entered into a binding term sheet for an adverse development reinsurance agreement, effective January 1, 2016, with National Indemnity Company (NICO), a subsidiary of Berkshire Hathaway Inc. The agreement covers 80% of substantially all of AIG’s U.S. Commercial long-tail exposures for accident years 2015 and prior, which includes the largest part of AIG’s U.S. casualty exposures during that period. AIG will retain sole authority to handle and resolve claims, and NICO has various access, association and consultation rights.

“This decisive step enables us to focus firmly on the future and build on the progress we’ve made in transforming AIG,” said Peter D. Hancock, AIG President and Chief Executive Officer. “The agreement supports our stated strategy and gives us additional risk capacity to serve our clients and return capital to shareholders.”

The consideration for this agreement is $9.8 billion payable in full by June 30, 2017, with interest at 4% per annum from January 1, 2016 to date of payment. The consideration paid to NICO will be placed into a collateral trust account as security for NICO’s claim payment obligations to the AIG operating subsidiaries, and Berkshire Hathaway will provide a parental guarantee to secure the obligations of NICO under the agreement.

NICO is assuming 80% of the net losses and net allocated loss adjustment expenses on the subject reserves in excess of the first $25 billion and NICO’s overall limit of liability under the agreement is $20 billion. This provides material protection to policyholders against adverse developments beyond current reserve levels.

AIG’s fourth quarter reserve review is being finalized and the results of this review will be included in the company’s year-end financial results. AIG currently expects a material prior year adverse development charge in the fourth quarter.

FOR IMMEDIATE RELEASE

The agreement will be accounted for in the first quarter of 2017 as a retroactive reinsurance agreement. AIG will recognize a loss or a deferred gain at inception of the agreement equal to the difference between the consideration paid and the ceded reserves as of December 31, 2016. Had this agreement been entered into on January 1, 2016, AIG would have recognized a loss of approximately $2.9 billion, based on carried reserves of approximately $34 billion, net of discount at that time. This loss would be reduced by AIG’s expected reinsurance recoveries from NICO’s 80% share of any 2016 calendar year adverse prior year development covered by the contract. If that share exceeds $2.9 billion, then a deferred gain is established, which will be amortized into the income statement in line with expected cash reinsurance recoveries from NICO.

The closing of the transaction contemplated by this agreement is subject to receipt of any required regulatory approvals, execution of definitive transaction documentation and satisfaction of other conditions.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 100 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect AIG’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties, including completion of the year end audit process. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to provide an update concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

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